Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-67526) and Forms S-8 (No. 333-67216 and No. 333-43818) of Deltagen, Inc. of our report dated February 8, 2002, except as to Note 18, which is as of March 14, 2002 relating to the consolidated financial statements, which appears in this Form 10-K.

/S/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 29, 2002